Date Filed: September 20, 2002                         SEC File No. 333-91436

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

       FORM SB-2/A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            Amendment No. 1

                                  OCIS Corp.
                ----------------------------------------------
                (Name of small business issuer in its Charter)

        Nevada                                              26-0014658
------------------------------                          ----------------------
(State or jurisdiction of                               (I.R.S. Employer
incorporation or organization)                          Identification Number)

            2081 South Lakeline Drive, Salt Lake City, Utah 84109
        -------------------------------------------------------------
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  5084
           --------------------------------------------------------
           (Primary Standard Industrial Classification Code Number)

Copies to:                                Registered Agent:
Victor D. Schwarz, Esq.                   Kirk Blosch, Secretary
Victor D. Schwarz, LLC                    OCIS Corp.
4764 South 900 East, Suite 3(A)           2081 South Lakeline Drive
Salt Lake City, Utah  84117               Salt Lake City, Utah 84109
Phone: (801) 270-0930                     Phone: (801) 467-4566
Fax: (801) 685-0949                       Fax: (801) 487-4566
                                         ------------------------------------
                                         (Name, address, including zip code,
                                          and telephone number, including area
                                          code, of agent for service)

     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

                 CALCULATION OF REGISTRATION FEE

Title of Each                              Proposed Maximum   Proposed Maximum     Amount of
Class of Securities   Amount to            Offering Price     Aggregate Offering   Registration
to be Registered      be Registered        per Share          Price                Fee (1)(2)
-------------------   -----------------    ----------------   ------------------   ------------
Shares of Common
Stock, $0.001 par
value                   600,000 Shares    $     0.25          $150,000            $   13.80

(1)  Estimated solely for purposes of calculating the registration fee based on 600,000 shares of common stock offered at $0.25 per share.
(2)  The registration fee has been calculated in accordance with Fee Rate Schedule, based on
$0.000092 of the aggregate offering amount.


If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

The Registrant hereby amends this registration statement on such dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

[FRONT COVER PAGE]
                 SUBJECT TO COMPLETION -- DATED JUNE 27, 2002

                            OCIS Corp.
                       Shares of Common Stock
                          $0.25 per share

     This prospectus relates to the public offering for cash by OCIS Corp., of a minimum of 300,000 and a maximum of 600,000 shares of common stock. This is our first sale of shares of common stock to investors outside of our three initial shareholders. There is no public market for the common stock, and there is no assurance that one will develop following the offering described in this prospectus.

     We are offering the common stock subject to the subscription and payment of a minimum of 300,000 shares during an offering period of 120 days from [insert effective date]. We reserve the right to close the offering upon the sale of the minimum number of shares.




     All funds collected from the sale of the common stock will be deposited in an escrow account with Escrow Specialists, an unaffiliated escrow company in Ogden, Utah, which will be our escrow agent. If the minimum 300,000 shares are not sold and paid for during the offering period, all funds will be promptly returned to subscribers in full, without paying interest or deducting expenses. All subscribers' checks should be made payable to "ESCROW SPECIALISTS-OCIS Corp., Escrow Account."

                        Price        Commissions       Proceeds to Company
                      ----------   ---------------   -----------------------
Per share            $      0.25  $           -          $      0.25
Total Minimum        $ 75,000.00  $           -          $ 75,000.00
 Offering
Total Maximum        $150,000.00  $           -          $150,000.00
 Offering

     This investment involves a high degree of risk, including immediate and substantial dilution from the public offering price. You should carefully read and consider the sections entitled "RISK FACTORS" beginning at page 7 and "DILUTION" beginning at page 10.

     Neither the Securities and Exchange Commission or any state securities commission has approved or disapproved these securities, or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The date of this prospectus is __________, 2002

                              Table of Contents
                  Pursuant to Item 502 of Regulation S-B
Section                                                           Page
-------                                                           ----
PROSPECTUS SUMMARY ...............................................   5

SUMMARY FINANCIAL INFORMATION.....................................   6

RISK FACTORS .....................................................   6
     Risk Factors Relating to the Business of the Company ........   6
     Risk Factors Relating to the Offering........................   8

DILUTION .........................................................   9

COMPARATIVE DATA .................................................   10

PLAN OF DISTRIBUTION .............................................   10

USE OF PROCEEDS ..................................................   12

DESCRIPTION OF BUSINESS ..........................................   13
     Organization and Corporate History ..........................   13
     Business in General .........................................   14
     Products and Services .......................................   14
     Marketing and Distribution ..................................   15
     Competition .................................................   16
     Plan of Operation ...........................................   16
     Manufacturing, Supplies, and Quality Control ................   18
     Domain Names, Tradename and Copyrights ......................   18
     Research and Development ....................................   19
     Regulation and Environmental Compliance .....................   19
     Employees ...................................................   19

DESCRIPTION OF PROPERTY ..........................................   19

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES .........   19

REMUNERATION OF OFFICERS AND DIRECTORS ...........................   20

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS .........   21

PRINCIPAL SHAREHOLDERS ...........................................   23

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS ........   24

DESCRIPTION OF CAPITAL STOCK .....................................   25

LITIGATION .......................................................   27

LEGALITY OF SHARES ...............................................   27

EXPERTS ..........................................................   27

ADDITIONAL INFORMATION ...........................................   27

INDEX TO FINANCIAL STATEMENTS ....................................   29

FINANCIAL STATEMENTS .............................................   F-1

                            PROSPECTUS SUMMARY


The following summary is qualified in its entirety by the more detailed information, the financial statements and notes appearing elsewhere in this prospectus.

Business description ............  OCIS Corp. was organized to take advantage of the market for used equipment,
                                   particularly warehouse and office
                                   equipment. OCIS purchases used equipment from distressed businesses or from business which are upgrading and then resells the equipment to other businesses. OCIS was formed in 2001 and has had only limited operations. We are currently not profitable and will rely on the proceeds from this offering to help fund operations over the next twelve months and to pay off existing obligations. There is currently no market for our stock and no assurances can be given that one will develop.


Contact information .............  OCIS Corp.
                                   Attn.: Brent W. Schlesinger, President
                                   2081 South Lakeline Drive,
                                   Salt Lake City, Utah 84109
                                   Phone: (801) 467-4566
                                   Fax: (603) 487-4566

Securities Offered ..............  600,000 shares of common stock, par value
                                   $0.001 per share.

Subscription payments will only be released from the escrow account if the minimum number of shares is sold or for the purpose of refunding subscription payments to the subscribers. Subscribers will not have the use or right to return of such funds during the escrow period, which may last as long as 120 days from the effective date of this prospectus. If the offering is terminated before the minimum number of shares is sold, subscription payments will be refunded in full to subscribers, without paying interest or deducting expenses, by mailing refund checks within two business days of the termination of the offering.

If the minimum offering is sold within the specified period, the net proceeds from subscribers will be disbursed to OCIS. Shares will be issued and mailed to subscribers within one week of the disbursement of the minimum net proceeds to OCIS, or within one week of the receipt by OCIS of additional subscription payments once the minimum has been met.

                    SUMMARY FINANCIAL INFORMATION

The following table shows selected summarized financial data for OCIS at the dates and for the periods indicated. The data should be read in conjunction with the financial statements and notes included in this prospectus beginning on page F-6.

STATEMENT OF OPERATIONS DATA:
----------------------------

                                       From Inception        From Inception
                                     (February 6, 2002)    (February 6, 2002)
                                      to June 30, 2002      to March 31, 2002
                                     -------------------   ------------------
                                        (Unaudited)              (Audited)
 Revenues ........................     $       -0-             $        -0-
 Expenses ........................     $     8,755             $      3,058
 Net (Loss).......................     $    (9,139)            $     (3,281)
 Basic (Loss) per Share ..........     $     (0.01)            $      (0.01)
 Weighted Average Number
  of Shares Outstanding..........      $   600,000             $    600,000

BALANCE SHEET DATA:
------------------
                                        June 30, 2002         March 31, 2002
                                       ---------------       ----------------
                                        (Unaudited)              (Audited)

 Total Current Assets.............     $    49,821             $     54,801
 Total Assets.....................     $    49,821             $     54,801
 Total Current Liabilities .......     $    47,241             $     43,082
 Working Capital .................     $     2,580             $     11,719
 Shareholders' Equity ............     $     2,580             $     11,719


                           RISK FACTORS

THE PURCHASE OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE INVESTING, YOU SHOULD CONSIDER THE NEGATIVE IMPLICATIONS OF ALL THE MATERIAL IN THIS PROSPECTUS INCLUDING THE FOLLOWING RISK FACTORS.

RISK FACTORS RELATING TO THE BUSINESS OF THE COMPANY


The lack of a prior operating history creates uncertainty for investors in this offering and makes evaluating an investment difficult.
------------------------------------------------------------------------------

Other than the purchase of initial inventory, OCIS has had only limited operations since its organization and is a "start-up" or "development stage" company. We have no history of operations you can use to evaluate our business and its potential success. Because we have no operating history demonstrating our ability to conduct business, your investment risk is greater than with an established company. Accordingly, you should not invest in OCIS if you cannot afford the loss of your entire investment.

Without proceeds from this offering, our ability to continue in business is questionable and even with the proceeds from this offering, there is still uncertainty about our ability to generate profits and remain operating.
----------------------------------------------------------------------

We have limited operating capital. As of June 30, 2002, our working capital, total current assets less total current liabilities, was only $2,580. As a result the report of our auditors contains a warning, called a going concern opinion, about OCIS's ability to continue operations. Without money from this offering or the timely receipt of additional financing from other sources, there is substantial doubt that we can continue in business. We have not identified any other sources of funds if this offering is unsuccessful. Even with the proceeds from this offering, we have no proven operations and the future success of our business is questionable, particularly given the relatively small amount of capital we are initially seeking. Unfortunately, the stage of our current operations will make it difficult for us to raise more capital, at least initially, then we are currently seeking.

If we do not start generating revenues, our ability to remain in business is questionable.
---------------------------------------------------------------------------

OCIS expects to have an initial operating loss due to the costs and expenses associated with a start-up operation. As of June 30, 2002, the date of our most recent financial statements included in this prospectus, we have no revenues from the sale of any products or services and had working capital of $2,580. We have only limited inventory and if we are unable to sell current inventory, we will not be able to remain in business. The development stage of our operation makes it impossible to establish the commercial viability of our proposed business plan. As a result, we cannot predict when or if we will be able to generate revenues or develop into a successful or profitable business. Even with the proceeds from this offering, without revenues from operations we will not be able to stay in business beyond the next twelve months.



Even with the proceeds from this offering, if we are not able to raise capital in the future, our ability to remain in business may be questionable.
------------------------------------------------------------------------------

We may need additional financing before we are profitable. We may not receive revenue from sales operations before our available funds are expended. The funds from this offering may not be adequate for us to finance our planned operations, or to fully exploit the potential market for our products. For instance, we may discover that our initial inventory cannot be sold, or takes longer to sell than anticipated. We do not know if any additional funds will be available from any source or, if available, whether sufficient funds will be available to last until our revenues support our business operations. It is likely that additional capital raised would dilute investors percentage of ownership in this offering.

We will depend on the ability of our president to execute our business plan. If he is not successful in executing the business plan, we would most likely cease operations.
------------------------------------------------------------------------------

We have been and will continue for some time to be dependent on the general business acumen and experience of our president, Brent Schlesinger, to make the business decisions required on behalf of OCIS. Although Mr. Schlesinger has extensive experience in the used equipment marketplace, he has not run a public company. Because your investment hinges on the success of OCIS's business, your investment decision depends primarily on your assessment of Mr. Schlesinger's ability to implement OCIS's business plan. Accordingly, you should carefully consider the included information about Mr. Schlesinger.

RISK FACTORS RELATING TO THE OFFERING


The book value of your investment will be much lower than the purchase price creating an immediate dilution to your investment and in the case of liquidation a loss of some, if not all, of your investment.
-------------------------------------------------------------------------

Persons purchasing shares in this offering will suffer a substantial and immediate dilution to the book value of the common stock below the offering price. The book value of our shares on June 30, 2002, was approximately $0.004 per share. After sales of the minimum 300,000 shares, the book value per share will be approximately $0.10, or a loss, based on the net tangible book value, to subscribers of approximately $0.15 per share. After sales of the maximum 600,000 shares, the book value per share will be approximately $0.13, or a loss to subscribers, based on the net tangible book value, of approximately $0.12 per share.

There is no current market for OCIS's stock making any investment an illiquid, long term investment. Should a market not develop, you may not be able to sell the stock.
----------------------------------------------------------------------------

At the present time, there is no public market for shares of OCIS's common stock, and we do not know if a public market will develop after the offering. Upon completion of the minimum offering, OCIS will seek a securities broker-dealer, called a market maker, willing to apply for a trading symbol and trade our stock. We do not know if such a market maker will continue acting for us, or that an active market will be developed or maintained. Even if a market develops, the future market price may be lower than the price you paid because the determination of the offering price was arbitrary. If no market develops, or if the future market price is low, you may be unable to sell your shares or may only be able to sell at a loss. Investors in this offering should consider any investment in shares of our common stock as an illiquid, long term investment.

Once an investment is made, you will no longer be able to withdraw your funds unless the minimum is not raised which will tie up your moneys for a long period of time if your circumstances or mind should change.
------------------------------------------------------------------------------

Investors do not have the right to withdraw invested funds. Subscription payments will only be released from the escrow account to OCIS, if the minimum number of shares is sold, or for the purpose of refunding subscription payments to the subscribers, if the minimum number of shares is not sold. Therefore, once you have invested, you will not have the use or right to return of such funds during the escrow period, which may last as long as 120 days from the effective date of this prospectus.





Current management owns most of the shares and will control OCIS leaving investors in this offering to be dependent on managements ability and making it difficult to change management or our direction if an investor should become dissatisfied with management or our business model.
------------------------------------------------------------------------------

OCIS issued 600,000 shares of common stock to founders and current management in connection with our organization and initial inventory purchase. Upon completion of the minimum and/or maximum offering, management will have control of approximately 66.67% and 50%, respectively, of the outstanding shares. As a result, management will most likely be in a position to elect at least a majority of the Board of Directors, to dissolve, merge or sell the assets, and to direct our business affairs without shareholder input or consent. In addition, management's cash investment per share is considerably less than the share price in the offering, which means your investment is at proportionately greater risk because your investment per share is greater.


                                  DILUTION

On June 30, 2002, OCIS had a net tangible book value, total tangible assets less total liabilities, of $2,580. The following table sets forth the dilution to persons purchasing common stock in this offering without taking into account any changes in OCIS' net tangible book value after June 30, 2002, except the sale of the minimum and maximum shares of common stock offered at the public offering price and receipt of the minimum $75,000 and the maximum $150,000, gross proceeds therefrom. The net tangible book value per share is determined by subtracting total liabilities from the tangible assets of OCIS divided by the total number of shares of common stock outstanding.

                                                   Minimum        Maximum
                                                   Shares         Shares
                                                   Sold           Sold
                                                   ---------      ---------
Shares Outstanding                                   900,000     1,200,000

Public offering price per share                    $    0.25     $    0.25

 Net tangible book value per share
      before this offering                 $ 0.004

Adjusted net tangible book value per
 share after this offering                         $  0.10       $   0.13

Increase per share attributable to
 to new investors                                  $  0.096       $  0.126


Dilution per share to new investors                $  0.15       $   0.12


                             COMPARATIVE DATA

The following chart illustrates the percentage of ownership in OCIS held by the present shareholder, by the public investors that purchase the minimum and maximum number of shares of common stock in this offering, and a comparison of the relative money invested by the present shareholder of OCIS and by the public investors in this offering.

                                Total              Total
                          Shares Purchased     Consideration        Average
                          ----------------     ----------------      Price
                          Number         %     Amount      %       Per Share
                          ----------------     ----------------    ---------
Minimum Offering
Present Shareholder         600,000  66.67     $ 30,000 28.57      $ 0.05
New Investors               300,000  33.33     $ 75,000 71.43      $ 0.25

Maximum Offering
Present Shareholder         600,000  50.00     $ 30,000 16.67      $ 0.05
New Investors               600,000  50.00     $150,000 83.33      $ 0.25

Total consideration for present shareholders is based on the total cash and promissory notes contributed by the existing shareholder. Total consideration for new investors is based on estimated gross proceeds from the offering. Average price per share for existing shareholders is determined by dividing the number of shares of common stock outstanding on March 31, 2002, into the total consideration paid.

                            PLAN OF DISTRIBUTION

OCIS will sell up to 600,000 shares of common stock to the public on a "best efforts, 300,000 shares minimum, 600,000 shares maximum" basis. If OCIS fails to sell the minimum number of shares of common stock within the offering Period, ____________, 2002, (120 days from the effective date of this prospectus), the offering will be terminated. In the event of such termination, subscription payments will be refunded in full to subscribers, without paying interest or deducting expenses, by mailing refund checks within two business days of the termination of the offering.

All subscription payments should be made payable to "Escrow Specialists-OCIS Corp., Escrow Account." Escrow Specialists is a private Ogden, Utah company unrelated to OCIS or our management, which will act as OCIS's escrow agent for this offering. OCIS will deposit subscription payments no later than noon of the next business day following receipt in the escrow account maintained by Escrow Specialists, as escrow agent, pending the sale of the minimum number of shares of common stock within the offering period.

Subscription payments will only be released from the escrow account if the minimum number of shares is sold or for the purpose of refunding subscription payments to the subscribers. Subscribers will not have the use or right to return of such funds during the escrow period, which may last as long as 120 days from the effective date of this prospectus.

If the minimum is sold within the specified period, the net proceeds from subscribers will be disbursed to OCIS. Shares will be issued and mailed to subscribers within one week of the disbursement of the net proceeds to OCIS, or within one week of the receipt by OCIS of additional subscription payments once the minimum has been met.

Any changes in the offering's material terms after the registration statement's effectiveness will terminate the offering and entitle subscribers to a refund. Material changes include an extension of the offering period, a change in the offering price, the addition of a minimum purchase requirement, a change in the amount of proceeds necessary to release the funds in escrow, or a change in the estimates for application of the proceeds.



The common stock is being offered by Brent Schlesinger, Jeff Holmes and Kirk Blosch, the officers and directors of OCIS. No commissions will be paid on sales made by our officers and directors. Officers and directors of OCIS may purchase shares in the offering. The officers and directors may, but are not required, purchase the shares in an effort to reach the minimum subscription amount of 300,000 shares.

It is anticipated that shares will be sold to friends, family and acquaintances of our officers and directors. We do not anticipate any form of advertising and all contacts will be made personally by our officers and directors. Once a person indicates a desire to purchase shares, the officers will accept the subscription and deposit it within twenty-four hours into the escrow account. Once the escrow minimum has been reached, the officers and directors will notify the subscriber that the minimum has been reached and his or her shares will be delivered to them.



Determination of Offering Price
-------------------------------
Prior to the offering there has been no market for OCIS's common stock and there can be no assurance that a regular trading market will develop on completion of this offering. The offering price of the common stock was determined by management of OCIS and may not be indicative of the market price for the common stock after the offering or of the value of OCIS. At this time, an investment in OCIS, which has no revenues from operations, is an investment based on the perceived value of OCIS's products and potential market, the president's ability to develop a market, and OCIS's overall business strategy, none of which can be quantified. Among the factors considered in determining the initial public offering price were OCIS's proposed business activities and the scope and nature of the products we intend to offer and the market we are targeting; OCIS's limited operations, current financial condition and possible need for additional working capital; its future prospects, the experience of our president, the economics of OCIS's industry in general, prior sales of OCIS's common stock, the general condition of the equity securities market, the anticipated marketability of OCIS's common stock as compared to similar securities of companies considered comparable to OCIS, and other relevant factors. As stated above, the factors considered are difficult to quantify and the initial public offering price should be considered arbitrary and may be based more on a perceived value at this time rather than an actual proven value.

                              USE OF PROCEEDS


The gross proceeds to be received by OCIS from the sale of the minimum and the maximum number of shares of common stock are estimated at approximately $75,000, and $150,000, respectively. Cost of the offering are estimated at $25,000. It is anticipated that during the 12 month period following the offering, OCIS intends to use the proceeds from the offering in the following general amounts and order of priority. The allocation of proceeds is based on OCIS's estimates. The table sets forth the minimum, maximum investments as well as an assumed sale of 75% of the shares or $112,500. The percentages have been rounded.


                                         Minimum            Assuming            Maximum
                                         Amount            Proceeds of          Amount
ITEM                                    ($75,000)   %       $112,500    %      ($150,000)   %
----------------------------------      ---------- -----  ------------ -----   ---------- -----
Offering Expense                        $   25,000 33.3  $   25,000   22.22   $   25,000   16.7
Purchase of Inventory                         -0-   -0-      12,500    11.1       25,000   16.7
Payment of Debt                             40,000 53.3      43,750    38.9       43,750   29.2
Legal Expenses                               5,000  6.7      12,500    11.1       12,500    8.3
Accounting                                   2,500  3.3       7,500     6.7       12,500    8.3
Marketing and Sales Development               -0-   -0-       4,500     4.0        6,250    3.5
Working Capital                              2,500  3.3       6,750     6.0       25,000   16.7
                                        ---------- -----  ----------  ------    ---------- -----
TOTAL PROCEEDS                          $   75,000 100.0 $ 112,500    100.0    $ 150,000  100.0
                                        ========== ===== =========== =======   ========== =====




The above estimates of expenditures may differ under certain circumstances.
We would anticipate most changes to result in the increase in the purchase of inventory if items we wanted to be able to resell became available. Most changes in the above estimates would be in the reduction of working capital as we used the working capital to purchase additional inventory. Otherwise, we anticipate using working capital to cover any unforseen expenses such as additional legal or accounting cost, transportation cost related to our inventory, possibly insurance cost related to inventory and additional lease cost if our inventory became to large for our current facilities. Working capital, if available, will also be used for additional marketing cost and operational needs such as travel expense for fuel and other charges related to delivering and picking up inventory. The exact itemization of these working capital cost are difficult to determine at this time.

The use of proceeds includes repayment of $40,626 of debt related to the purchase of our initial inventory. This inventory was purchased from our president, Brent Schlesinger, in February 2002. The note must be repaid by February 6, 2003, or on the closing of this offering. The note bears interest at six per annum. As our initial inventory is sold, we will be repaying this initial debt. The payment of debt also includes accounts payable which relate to general corporate obligations from vendors. Any proceeds not needed to repay this debt and accounts payable will be applied to the purchase of additional inventory.



The amounts set forth merely indicate the general application of net proceeds of the offering. Actual expenditures relating to the development of OCIS's business may differ from the estimates depending on available products and the general market for used equipment. OCIS recognizes that such proceeds may be insufficient to enable OCIS to fully exploit its business plan and objectives and OCIS may have to seek additional financing through loans, the sale of additional securities, or other financing arrangements. No such arrangements exist or are contemplated, and there can be no assurance that they may be available in the future should the need arise. All funds not being utilized by OCIS for our proposed business will be held in interest bearing accounts, short term interest bearing certificates of deposit, treasury bills, or other high grade short term securities. Those funds which OCIS receives, other than from the offering, will be utilized for the purpose of paying any additional costs of this offering and funding OCIS business operations.

                         DESCRIPTION OF BUSINESS

This description of OCIS's Business and Plan of Operation may contain "forward-looking" statements. Examples of forward-looking statements include, but are not limited to: (a) projections of revenues, capital expenditures, growth, prospects, dividends, capital structure and other financial matters;
(b) statements of plans and objectives of OCIS or its management or Board of Directors; (c) statements of future economic performance; (d) statements of assumptions underlying other statements and statements about OCIS and its business relating to the future; and (e) any statements using the words "anticipate," "expect," "may," "project," "intend" or similar expressions.

Organization and Corporate History
----------------------------------

OCIS Corp. was organized on February 6, 2002, in the state of Nevada. OCIS was organized to engage in the purchase and sale of used business equipment with an initial emphasis on used warehousing equipment. As part of the organization of OCIS, an initial inventory was purchased and a president with experience in the used equipment market was hired. The initial equipment inventory primarily consisted of warehousing rack systems and forklifts.

Business in General
-------------------

Our initial focus will be on buying and selling used warehouse storage systems and office components that will facilitate office, commercial and industrial users with their inventory control, manufacturing process and or office equipment needs. Once we have established a foothold in the warehousing and office components market, we plan on expanding to encompass other used business equipment. As part of the organization of OCIS, we purchased an initial inventory which consist of warehousing rack systems and forklifts.

OCIS is hopeful that we will be able to initially roll our inventory, sell and purchase inventory, three times per year. With the proceeds from this offering, we hope we can pay existing obligations and purchase additional used equipment for re-sale.

Inventory purchase will be driven by market conditions in various industries. As market conditions weaken in an industry, it is often a good time for companies, such as OCIS, to purchase equipment. As the market conditions improve, OCIS will then be able to sell the inventory to expanding companies. Inventory purchases often reflect conditions in geographical areas. As certain areas of the country expand and contract, companies like OCIS are able to move office and warehousing equipment from contracting areas to expanding areas.

Management believes the used equipment market will expand as the economy comes out of the recession. As companies begin to expand, they will need to purchase additional equipment. Management believes companies will focus more on used equipment since it is more economical to purchase and generally functions as well as new equipment.

Our initial inventory has focused on the warehousing equipment because current market conditions have resulted in the ability to purchase used warehousing equipment at economical prices. As the economy improves, management believes this will be the first sector that will see increased demands for equipment. Over the past several quarters, management believes inventory was reduced causing a decrease in the need for warehousing equipment. Eventually, management believes, the need to expand inventories will result in increased demand for warehousing equipment. Management focused on warehousing equipment because of its durability and long product lifecycle.

Management of OCIS feels there is always a demand for used equipment but the price of the used equipment, like most products, increases as the economy improves. As the economy appears to improve, management is hopeful it will be able to sell its current inventory at a profit and purchase additional equipment. Management of OCIS has found there is always a ready supply of used equipment as businesses upgrade, move or smaller companies go out of business.

Products and Services
---------------------

OCIS initial focus is going to be on warehousing equipment with the majority of its current inventory consisting of warehousing rack systems and related equipment such as forklifts and conveyors. Management will not, however, limit itself to any particular business equipment.

Our current inventory of warehousing equipment consists of 4 forklifts with the capacity to lift between 3,000 to 8,000 pounds. We have also purchased conveyor belts to allow inventory to be moved in a warehousing environment. The conveyor belts we have all operate on a gravity system with a belt and roller to allow the products to move over them. Our racking system is designed to hold pallets with the products on top of the pallets. The racking system typically consists of large metal shelves wide and sturdy enough to accommodate thousands of pounds of pallets. We have also purchased high density push back rack shelving systems which allow flexibility in warehousing design because the racks are mobile and can be moved into place as the inventory needs of companies demand.



In addition to warehouse equipment, management will focus on office equipment including partitions, desk, work spaces and cabinets. Initially, management will not focus on computer or server related systems because of the short life cycle and obsolescence in these areas and the current glut of used computer equipment. Instead, management intends to focus on business equipment that has long life cycles.

Marketing and Distribution
--------------------------


OCIS's management relies on industry contacts to locate used equipment. Ocis' president, Brent Schlesinger, has been in the material handling industry for over twenty years. His experience and contacts developed as president of another company have brought him into contact with many companies in the United States and with material handling specialist (inventory managers) at these companies. Mr. Schlesinger also keeps in contact with the auction companies that liquidate industrial equipment. These companies will contact those people in the industry, such as Mr. Schlesinger, as they need to liquidate or acquire equipment. Mr. Schlesinger also spends time personally contacting business to inform them of product offerings. These contacts are aimed at finding not only customers to purchase used equipment but to find any businesses that have equipment they would like to sell.

As funds permit and, depending on the type of equipment OCIS has in inventory, we will advertise our products in trade journals and in local papers. The kind of equipment in inventory often will dictate the type of marketing program we have in place. With equipment like warehousing, the potential customers are often known to us or readily identifiable so we will use more direct marketing and personal sales efforts to these companies. If our inventory consist of office equipment, we will rely on advertising in local papers and trade journals as the most effective marketing campaign.

The nature of our products will require that our market area be limited to Utah and the surrounding states, at first. The geographical limit is the result of the size of our products currently being offered. The transportation of the products has to be done by truck or trailer. The longer the distance from our storage facility in Utah the more difficult and expensive it will be to deliver the products. Accordingly, until our business expands to the point we feel a new facility can be opened in another region of the country, we will limit our geographical area to Utah and our surrounding states which are within a days drive of our yard. These states would be Idaho, Nevada, Wyoming and Colorado. We anticipate most of our business at first to be within Utah and slowly expanding to the boarder areas of Idaho, Wyoming and Nevada. By limiting our geographical coverage, most of our shipping can be done with pickup trucks and rented trailers or through a rental of a local semi trailer for the day. This helps keep our cost down by not having to incur or pass along expensive shipping cost. It also allows us to store all of our inventory at a yard without having to have other storage facilities around the country. All products are simply stored at our yard until the day they need to be loaded and delivered to a clients facility.
With many customers located in the same area, customers are also able to pick up the products themselves and save any shipping cost. We typically will try and pass along the shipping cost if possible. However, in an industry where competition is based on price, we may have to absorb some of the shipping cost.



Competition
-----------

The market for used equipment is very competitive. In addition to small companies like OCIS, many larger companies offer similar services. Additionally, many manufactures offer to sell used equipment or take it in trade when they install newer equipment. The manufactures used the resale of used equipment as a means of obtaining service contracts and to maintain contact with companies that will eventually want to upgrade to newer equipment.

Many companies have also started reselling their own equipment in a way to maximize the proceeds they receive. Additionally, business liquidators have become more aggressive at handling all aspects of the liquidation process and instead of relying on the traditional auction to sell equipment, they will now hold equipment for longer periods to maximize potential proceeds of the sale.



With our small size and having only begun business operations, we consider ourselves to be at a competitive disadvantage. This industry is very competitive. Typically, the competition is going to be on price point with the company able to offer the cheapest price going to be able to make the sale. In the material handling market as well as the office product market, the products are very similar and typically all products perform the same
function equally well.   This leaves the competition focused on price.




Plan of Operation
-----------------

OCIS has purchased an initial inventory of used warehousing equipment which we plan to use as a base to start our business. This inventory we hope to be able to sell during the next six months. The proceeds from the sale of the inventory will be used to fund operations, pay obligations and purchase additional equipment for sale. We will also use the proceeds from this offering to purchase additional inventory of used warehousing and office equipment.

Management intends to keep operating cost as low as possible to allow OCIS to build inventory and sales. Management, accordingly, does not plan on taking salaries until revenues from operation allow salaries to be paid without jeopardizing OCIS ability to continue in business. Management has also structured the initial inventory purchase to allow OCIS to raise the minimum in this offering before the purchase price must be paid, or to have until February 6, 2003, before payment is due on the initial inventory purchase price. As inventory is sold, OCIS will use the cost basis of each item to pay down the promissory note for $40,626 used to purchase the initial inventory. Initially management believes that expenses can be kept to a minimum and existing inventory and funds on hand will allow OCIS to continue in business at least twelve months.

OCIS will need to raise at least the minimum offering amount to be able to pay for our initial inventory. Otherwise, as current inventory is sold, we will be paying a majority of the proceeds to pay off the existing note for the purchase of the inventory leaving insufficient funds to purchase additional inventory and pay ongoing obligations. If OCIS is unable to raise the minimum amount in this offering our future success would be in jeopardy without capital from another source. Hopefully, if this offering is successful, and, at least the minimum raised, we will be able to pay the $40,626 promissory note which was used to purchase the initial inventory. This will allow us to buy additional inventory as current inventory is sold.



Proceeds of this offering should allow us to purchase enough inventory to fund operations through next year and pay the current note obligations. Once we are able to start rolling over inventory, which we hope to roll over at least three times per year, we will be able to hire additional personnel and pay management salaries. The nature of our business is such that we can operate with only limited personnel. This is because we operate more like a warehouse where goods are stored until resold. By selling used equipment to business, a store front is not necessary and office and retail expenses are avoided. With a current monthly lease of only $500, we believe we can use our current facility for at lease eighteen months to two years before additional space is required.



Our current capital was invested by OCIS founders at inception. At inception, two founders purchased common stock for $10,000 cash and demand promissory notes for an additional $15,000 for a total purchase price of $25,000. The notes are structured so that OCIS may demand they be paid at any time. The notes and the cash were for the purchase of 500,000 shares of OCIS common stock.

Management is hopeful existing cash and promissory notes will be sufficient capital to fund OCIS until additional capital can be raised in this offering. If management is unsuccessful in raising additional capital, OCIS will not have sufficient resources to continue to purchase inventory. Except for paying off existing obligations we would probably not be able to continue in business beyond next year. Even with the proceeds from this offering, we may need additional capital if we want to be able to expand our business. Also, although management believes with the minimum from this offering we will have sufficient capital to keep OCIS operating for at least twelve months, we probably would not be able to expand operations. We probably would remain at only an operating level to sustain a small profit and future growth would be limited until additional capital could be raised to expand our inventory. If only the minimum is raised it is unlikely we would hire any employees in the foreseeable future. Even with the maximum offering raised, we will delay hiring any employees until management believes we can do so and operate at a profit. This would probably delay any hiring for at least eight to twelve months as we build our inventory and customer base.

As of June 30, 2002, we had a working capital surplus of only $2,580 with $47,241 in obligations. Our major obligation consists of our promissory note to the our president for $40,626 for the purchase of our initial inventory.
To date, most expenses have been for professional services such as accounting and attorney's fees in organizing OCIS and conducting initial audits. We anticipate monthly ongoing expenses to be held to a minimum until revenue allows us to expand our workforce, advertise and purchase additional inventory. We are trying to keep our cash needs to a minimum. Except for the paying of legal and accounting cost associated with this offering, and a $500 per month lease, our cash flow has been minor. We are hoping to keep costs down until this offering is complete to conserve cash. If this offering is not successful, we would only have enough cash on hand to pay existing obligations. We would not be able to engage in any marketing and would be in a position to only try and sell our existing inventory and pay the debt associated with it. We do believe we could stay in business at least twelve months even if this offering is not successful. However, we would not be able to expand operations and probably would not be profitable. If we receive the minimum in this offering, we think we will be able to continue in business for at least another twelve months without having to raise additional capital. This will give us time to establish customers.



Manufacturing, Supplies, and Quality Control
--------------------------------------------

OCIS does not manufacture any equipment. OCIS does inspect all equipment to assure that it is in good condition prior to any purchase or sale. We do not provide any warranties to the equipment we sell. All equipment is sold "as is."

Inventory on hand will very as funds permit. Management is hopeful that with the funds from this offering, we will be able to increase our inventory and take advantage of the ability to purchase additional inventory if a good opportunity presents itself. Presently, existing capital will not allow us to purchase all the inventory we want and we have had to pass on the opportunity to purchase some office and warehousing equipment which were at good prices. As we are able to sell existing inventory, management intends to purchase as much new inventory as funds permit with the profits from the sales.

Domain Names, Trademarks and Copyrights
---------------------------------------

OCIS has no intellectual property and we do not anticipate, given current business objectives, that any intellectual property, other than trade names will be developed.

Research and Development
------------------------

The nature of our business does not require we spend capital on research and development.

Regulation and Environmental Compliance
---------------------------------------

Our business is not subject to many, if any, regulations or environmental compliance. The used equipment we sell tends to be very basic items not subject to many standards other than certain warehouse equipment which must be able to hold weight distributions indicated on the product. Typically, these standards were already approved when the equipment was originally sold and no new testing is required.

Employees
---------



OCIS has no employees at this time. All employee functions are currently handled by Brent Schlesinger and, when needed, Kirk Blosch and Jeff Holmes who are the officers and directors of the Company. If our business plan is successful, we expect we will be able to hire part or full-time employees to assist operations as needed.



                          DESCRIPTION OF PROPERTIES

Executive Office and Yard
-------------------------

We currently lease a yard at 3942 South 210 West in Salt Lake City, Utah at a lease rate of $500 per month for storing our inventory. The lease is month to month. The yard is approximately fifty feet by two hundred ten feet. The yard has a gravel surface and is surrounded by a wire fence to prevent theft of our inventory. We do not have the use of any facilities at the yard except the open space. All inventory that needs to be covered is done so through tamps placed over the inventory. The yard is in satisfactory conditions for our use which is solely as a storage facility for our inventory. Management believes this facility will serve our purposes for at least the next twelve months. Our officers utilize their home offices on a rent free basis.


          DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

The following table sets forth the name, age, and position of each executive officer and director and the term of office of each director of OCIS.

Name                   Age     Position              Held Position Since
----                   ---     --------              -------------------

Brent W. Schlesinger   47      President, Director         2002
Jeff W. Holmes         49      Director                    2002
Kirk Blosch            48      Secretary,
                               Treasurer, Director         2002

The term of office of each director is one year and until his or her successor is elected at the annual shareholders' meeting and is qualified, subject to removal by the shareholders. The term of office for each officer is for one year and until a successor is elected at the annual meeting of the board of directors and is qualified, subject to removal by the board of directors.

OCIS does not have a standing audit, nominating or compensation committee.
The size of OCIS's board has not permitted the board of directors to divide up some of the corporate governance provisions. It is anticipated as our business expands, that board of director committees will be formed. At this time, however, the exact timing and the nature of such committees is unknown.

Biographical Information
------------------------
Set forth below is certain biographical information with respect to OCIS's existing officer and director.


Brent W. Schlesinger was the president and general manager of Yale Industrial Trucks, Inc. in Salt Lake City, Utah from 1989 to 1994 where he oversaw all daily activity for the company. Yale Industrial managed a fleet of rental fork lifts and engaged in the purchase and sale of used warehouse equipment. From 1994 until hired by OCIS, Mr. Schlesinger operated his own private company doing business as PS Enterprises. PS Enterprises was a sole proprietorship and never incorporated. Mr. Schlesinger's business was engaged in the purchase and sale of warehouse equipment.

Jeff W. Holmes is a general partner and founder in the partnership of Blosch and Holmes, LLC, a business consulting and private venture funding general partnership founded in 1984. Since September 1997, Mr. Holmes has been a managing partner of the Scottsdale Equity Growth Fund, LLC, which is a private equity fund engaged in financing technology companies. Since September 1998, Mr. Holmes is the managing partner of DMG Advisors, LLC which provides consulting to private and public companies. Mr. Holmes is also the president and director of Barbecue Capital Corp. which is listed on the OTC Bulletin Board but currently does not have any operations. Mr. Holmes also served as the chairman of the board of directors of Ion Laser Technology, 1983 to 1994 a medical device company listed on the American Stock Exchange. Mr. Holmes is presently the chairman of the board of Calibrus, Inc. a contact center located in Phoenix, Arizona. As a contact center, Calibrus handles inbound and outbound telephone calls for corporations. These calls can range from assistance with customer service to third party verification were a Calibrus operate will verify a party has agreed to purchase products over the telephone from another contact or call center. Mr. Holmes graduated from the University of Utah in 1976 with a Bachelor of Science degree in Marketing and Management.

Kirk Blosch is a general partner and founder of Blosch and Holmes LLC, a business consulting and private venture funding general partnership established in 1984. Mr. Blosch is and has been since October 1999 a member of the board of directors of Calibrus, Inc. a contact center located in Phoenix, Arizona. From the first quarter of 1997 through the second quarter of 2000, Mr. Blosch was a director of Zevex International, a medical product company specializing in medical devices and ultrasound technology. Zevex
(ZVXI) is traded on NASDAQ. Kirk graduated from the University of Utah in 1977 with a B.S. degree in Speech Communications.


                    REMUNERATION OF OFFICERS AND DIRECTORS

The following table sets forth certain summary information concerning the compensation paid or accrued since inception to OCIS's chief executive officer and/or any of its other officers that received compensation in excess of $100,000 during such period (From February 6, 2002 [inception] to March 31,
2002).

                          SUMMARY COMPENSATION TABLE

                     Annual Compensation                   Long Term Compensation
                     -------------------                   ----------------------
                                                           Awards    Awards  Payouts
                                                           ------    ------  -------
                                              Other      Restricted
Name and                                      Annual      Stock     Options  LTIP     All other
Principal Position  Year  Salary($)  Bonus($) Compensation Awards   /SARs    Payout  Compensation
------------------  ----  ------     -------- ------------ ------   -------  ------  ------------
Brent W. Schlesinger 2002 $    -0-    -0-       -0-         -0-      -0-      -0-       -0-
President

Employment Agreements
---------------------
OCIS does not have an employment agreement with Mr. Schlesinger, our President. Mr. Schlesinger has not received compensation in connection with serving as an officer and director of OCIS, and does not intend to receive compensation until revenues from operations support such compensation.

Board Compensation
------------------
OCIS's director receives no compensation for attendance at board meetings. Additional members of the Board of Directors who may be appointed following the completion of the offering will serve for no compensation until the next annual meeting of shareholders.

Options/Stock Appreciation Rights ("SAR") Grants in Last Fiscal Year
--------------------------------------------------------------------
No individual grants of stock options (whether or not in tandem with SARs), or freestanding SARs were made since inception to any of the named executive officers.

Bonuses and Deferred Compensation
---------------------------------
There are no compensation plans or arrangements, including payments to be received from OCIS, with respect to any person named as a director, executive officer, promoter or control person above which would in any way result in payments to any such person because of his resignation, retirement, or other termination of such person's employment with OCIS or its subsidiaries, or any change in control of OCIS, or a change in the person's responsibilities.

Compensation Pursuant to Plans
------------------------------
OCIS has no compensation plan in place.

           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Lack of Prior Public Market and Possible Volatility of Stock Price
------------------------------------------------------------------

Prior to this offering, there has been no public market for the common stock and there can be no assurance that a significant public market for the common stock will develop or be sustained after the offering. OCIS will seek a Market Maker to apply to have OCIS's common stock included for quotation in the over-the-counter market on the OTC Bulletin Board. There can be no assurance that the Market Maker's activities will be continued, or that an active trading market for OCIS's common stock will be developed or maintained. The future market price of the common stock may be highly volatile. Securities of issuers having relatively limited capitalization, limited market makers or securities recently issued in a public offering are particularly susceptible to fluctuations based on short-term trading strategies of certain investors. Although the initial offering price of the common stock reflects OCIS's assessment of current market conditions, there can be no assurance that such price will be maintained following the offering. Additionally, the NASD has announced plans to phase out the OTC Bulletin Board and create a new market called the Bulletin Board Exchange or BBX. The requirements for being listed on the BBX are higher than the OTC Bulletin Board; in particular, companies will have to have a minimum of 100 shareholders to be listed. At this time, it is uncertain if there will be 100 shareholders in OCIS, which may require OCIS seek alternative markets such as the Pink Sheets that tend to have even less liquidity and following then the OTC Bulletin Board.

Following completion of this offering, and listing of our stock on the OTC Bulletin Board, our common stock may be subject to special sales practice requirements applicable to "designated securities" on "penny stock" which are stock which trade below $5.00 per share and whose underlying companies do not meet certain minimum asset requirements. No assurance can be given that the bid price for our common stock will be above $5.00 per share following the offering. If such $5.00 minimum bid price is not maintained and another exemption is not available, our common stock would be subject to additional sales practice requirements imposed on broker-dealers who sell common stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. These limitations make it difficult for broker dealers to sell penny stocks and most will not recommend a penny stock or sell a penny stock except to long term customers who are accredited investors. Because of these limitations many brokers do not follow penny stock or recommend them to clients. Consequently, the penny stock rules may affect the ability of broker-dealers to sell our common stock and also may affect the ability of persons acquiring our common stock to resell such securities in any trading market that may develop. If brokers do not recommend OCIS to their clients, it may be difficult to establish a market for the securities or to develop a wide spread shareholder base. Therefore, an investor trying to resell our shares may have difficulty because there may be little demand for our shares and even small share sales may result in a reduction in our share price.

We currently have no options, warrants or other rights outstanding to purchase or convert into shares of our common or preferred stock. We have not paid any cash dividends since inception, and we do not anticipate we will pay dividends in the foreseeable future.



Possible Sale of Common Stock Pursuant to Rule 144
--------------------------------------------------
OCIS has previously issued shares of common stock that constitute "restricted securities" as that term is defined in Rule 144 adopted under the Securities Act. Subject to certain restrictions, such securities may generally be sold in limited amounts one year after their acquisition. OCIS issued 600,000 shares of common stock to OCIS's founder in connection with its organization. The shares of common stock issued to OCIS's founder may become eligible for resale under Rule 144 in February 2003. (See "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS").

Shareholders
------------
As of June 26, 2002, OCIS has three shareholders.

Control by Existing Shareholders
---------------------------------
Upon completion of the minimum and/or maximum offering, approximately 66.67% and 50%, respectively, of the outstanding shares of common stock will be beneficially owned by the current president and existing shareholder of OCIS. As a result, the person currently in control of OCIS will most likely continue to be in a position to elect at least a majority of the Board of Directors of OCIS, to dissolve, merge or sell the assets of OCIS, and generally, to direct the affairs of OCIS.

Disproportionate Risks
----------------------
Upon completion of the minimum offering, the present shareholder will own approximately 66.67% of the then issued and outstanding shares of OCIS, for which they will have contributed $10,000 in cash, $15,000 in promissory notes and $5,000 in inventory. Persons purchasing shares of common stock in the minimum offering will own approximately 33.33% of the then issued and outstanding shares, for which they will have paid $75,000, or approximately 71.43% of the then invested capital. Upon completion of the maximum offering, the present shareholder will own approximately 50% of the then issued and outstanding shares of OCIS. Persons purchasing shares of common stock in the maximum offering will own approximately 50% of the then issued and outstanding shares, for which they will have paid $150,000, or approximately 83.33% of the then invested capital. Consequently, the purchasers in this offering will bear a disproportionately greater risk investing in OCIS's business than its present shareholder.


Dividends
---------
At this time we do not plan on paying dividends and will use any profits to fund growth.



                          PRINCIPAL SHAREHOLDERS

The following table sets forth as of June 26, 2002, the name and address and the number of shares of OCIS's common stock, par value $0.001 per share, held of record or beneficially by each person who held of record, or was known by OCIS to own beneficially, more than 5% of the 600,000 shares of common stock issued and outstanding, and the name and shareholdings of each director and named executive officer and of all named executive officers and directors as a group.

Principal Shareholders:            Amount and                   Percent(2)
                                   Nature of     Percent(2)       After
                                   Beneficial    Before         Offering
Class   Name and Address           Ownership(1)  Offering  Minimum    Maximum
------  ----------------           ------------  --------  -------    -------
Common  Brent W. Schlesinger          100,000      16.67%   11.11%     8.33%
        3942 South 210 West
        Salt Lake City, Utah 84107

Common  Kirk Blosch                  250,000       41.66    27.78     20.83
        2081 South Lake Line Rd.
        Salt Lake City, Utah 84109

Common  Jeff W. Holmes               250,000       41.66    27.78     20.83
        600 Highway 50 Pinewild
        At Marla Bay, Unit 101
        Zephyr Cove Nevada 89448

Officers and Directors:            Amount and            Percent(2)
                                   Nature of                      After
                                   Beneficial    Before         Offering
Class   Name and Address           Ownership(1)  Offering  Minimum    Maximum
------  ----------------           ------------  --------  -------    -------

Common  Brent W. Schlesinger                 --------See Above---------
        Kirk Blosch                          --------See Above---------
        Jeff W. Holmes                       --------See Above---------
        All Officers and Directors
         as a group (3 persons)       600,000      100%      66.66%    50.00%
------------------------
(1) All shares are owned beneficially and of record by the named shareholder and the shareholder has sole voting, investment, and dispositive power of the shares.
(2) All percentages have been rounded to the nearest one-tenth of one percent.

           INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Transactions with Management and Others
---------------------------------------
The information set forth below is provided by OCIS based on what OCIS believes may be material to the shareholders in light of all the circumstances of the particular case. The significance of the transactions disclosed may be evaluated by each potential investor after taking into account the relationship of the parties to the transactions and the amounts involved in the transactions.



On organization of OCIS, two founders, Jeff W. Holmes and Kirk Blosch, who are the founders and officers and directors of OCIS, purchased 500,000 shares of OCIS common stock for $25,000 consisting of $12,500 in cash and promissory notes for $12,500. Each purchased 250,000 shares. To date, each has paid $5,000 and has a note for $7,500.

OCIS purchased its original inventory from Brent Schlesinger. Mr. Schlesinger was subsequently appointed a director and president of OCIS. As part of the purchase price of the initial inventory, OCIS issued Mr. Schlesinger 100,000 shares of common stock. OCIS also gave Mr. Schlesinger a promissory note for $40,626.

                        DESCRIPTION OF CAPITAL STOCK

General
-------
The Registrant is authorized to issue ninety million (90,000,000) shares of common stock, par value $0.001 per share and ten million (10,000,000) shares of preferred stock, par value $0.001 per share. OCIS has six hundred thousand (600,000) shares of common stock and no shares of preferred stock issued and outstanding at June 26, 2002. Although OCIS's Board of Directors has no present intention to do so, the Board of directors has authority, without action by or vote of OCIS's shareholders, to issue all or part of the authorized but unissued shares. In addition, OCIS's Board of Directors has authority, without action by or vote of OCIS's shareholders, to fix and determine the rights, preferences, and privileges of the preferred stock, which may be given voting rights superior to that of the common stock, which power may be used to hinder or deter a takeover proposal, should any occur. Any issuance of additional shares of common stock or preferred stock will dilute the percentage ownership interest of shareholders and may further dilute the book value of OCIS's shares.

Common Stock
------------
The holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of common stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding common stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors. OCIS's bylaws provide that a majority of the issued and outstanding shares of OCIS constitutes a quorum for shareholders' meetings, except with respect to certain matters for which a greater percentage quorum is required by statute or the bylaws. Shareholders of OCIS have no preemptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of OCIS, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends.
OCIS seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

Preferred Stock
---------------
The authority to issue the preferred stock is vested in the board of directors of OCIS, which has authority to fix and determine the powers, qualifications, limitations, restrictions, designations, rights, preferences, or other variations of each class or series within each class which OCIS is authorized to issue. The above described authority of the board of directors may be exercised by corporate resolution from time to time as the board of directors sees fit.

Non-Cumulative Voting
---------------------
The holders of shares of common stock of OCIS do not have cumulative voting rights. Thus, the holders of more than 50% of such outstanding shares, voting for election of directors, can elect all of the directors to be elected, and in such event, the holders of the remaining shares will not be able to elect any of OCIS's directors. If the maximum number of shares offered hereby are sold, the present shareholder will own approximately 50% of OCIS's issued and outstanding shares, and remain in a position to potentially elect all of the members of the Board of Directors. Further, if the minimum number of shares are sold, current management will own approximately 66.67% of OCIS's common stock and will therefore control OCIS.

Transfer Agent
--------------
OCIS's transfer agent is Colonial Stock Transfer Company, 66 Exchange Place, Salt Lake City, Utah 84111, Telephone (801) 355-5740 and Facsimile (801) 355-6505.

Market Information
------------------
At the present time, there is no public market for any of OCIS's securities, and there is no assurance any market will develop after the offering. The development of a trading market following completion of this offering will be dependent on market makers and other broker-dealers initiating quotations in interdealer quotation media, in maintaining a trading position, and otherwise engaging in market making activities in OCIS's securities. There is no assurance that any trading market for OCIS's securities will develop following the offering.

Reports to Shareholders
-----------------------

OCIS will prepare and file an annual report on from 10KSB with the Securities and Exchange Commission which report will contain audited financial statements. We intend to file this report within 90 days of the end of our fiscal year. This report will be available over the internet at the Securities and Exchange Commission web site www.sec.gov. We will also supply this report to any shareholders who request it. In addition, OCIS may, from time to time, issue unaudited interim reports and financial statements, as may be required under the Securities Exchange Act of 1934, as amended. These reports will also be supplied to any shareholder who request it and be available for review on the SEC web site.


Dividend Policy
---------------
The holders of common stock are entitled to dividends when, and if, declared by the Board of Directors from funds legally available therefore, subject to any preference on preferred stock, if applicable, which may then be outstanding. OCIS has not paid a dividend since our incorporation. Because OCIS is in the formative stage and will be engaged in start-up operations for the next several years, it is not anticipated that funds will be available for the issuance of dividends in the foreseeable future.

                            LITIGATION

OCIS is not a party to any pending legal proceeding and no such action by or against us, to the best of our knowledge, has been threatened.

                              LEGALITY OF SHARES

Victor D. Schwarz, Salt Lake City, Utah, counsel to OCIS, has rendered an opinion that the common stock being offered hereby, when sold and issued under the terms set forth in this registration statement, will be fully paid and nonassessable under the corporate laws of the state of Nevada.

                                   EXPERTS


The financial statements included herein and elsewhere in this registration statement, to the extent and for the period indicated, have been included in this prospectus and the registration statement, in reliance on the report of David Thomson, Certified Public Accountant, Salt Lake City, Utah, given on the authority of said firm as experts in accounting and auditing.



                          ADDITIONAL INFORMATION

OCIS has filed this registration statement on Form SB-2 under the Securities Act with the Commission, SEC File No. 333-91436, under the Securities Act with respect to the securities offered by this prospectus. This prospectus omits certain information contained in the registration statement. For further information, reference is made to the registration statement and to the exhibits and other schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and where such contract or document is an exhibit to the registration statement, each such statement is deemed to be qualified and amplified in all respects by the provisions of the exhibit. Copies of the complete registration statement, including exhibits, may be examined without charge at the Commission's principal offices in Washington, D.C., and copies of all or any part of the filed materials may be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, on payment the ususal fees for reproduction, or may be obtain from the Commission's EDGAR Database at http://www.sec.gov.


OCIS will be subject to Section 15(d) and the reporting requirements of
Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, as such, OCIS will file annual, quarterly, and current reports with the Commission containing financial information examined and reported upon, with an opinion expressed by independent certified public accountants, at least annually, and OCIS may also provide unaudited quarterly or other interim reports as it deems appropriate. OCIS intends to comply with the periodic reporting requirements of Section 13 of the Exchange Act, and such other of said statutes' requirements as may become applicable from time to time. OCIS will not be required to file or make the additional reports of issuers subject to Section 14 of the Exchange Act, and as such has no plans to submit annual reports to shareholders or proxy statements and other reports required, except for the annual report on form 10KSB which will be made available to shareholders, until and unless, we may become subject to Section 14 requirements, by registration of a class of its securities pursuant to Section 12(b) or Section 12(g) of the Exchange Act or otherwise.

                              FINANCIAL STATEMENTS

                          INDEX TO FINANCIAL STATEMENTS

                                                          PAGE


Independent Auditor's Report                                            F-1

Balance Sheet                                                           F-2

Statement of Operations                                                 F-3

Statement of Stockholders' Equity                                       F-4

Statement of Cash Flows                                                 F-5

Notes to Financial Statements                                           F-7

                      Independent Auditor's Report

Board of Directors
OCIS CORP.
Salt Lake City, Utah

I have audited the accompanying balance sheet of OCIS Corp. (A development stage company) as of March 31, 2002 and the related statements of operations, stockholders' equity and cash flows from inception (February 6, 2002) to March 31, 2002. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on the financial statements based on my audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OCIS Corp. (A development stage company) as of March 31, 2002, and the results of its operations and its cash flows from inception (February 6, 2002) to March 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the Company has been in the development stage since its inception on February 6, 2002. The Company has limited operating capital with no revenue from operations. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.


David T. Thomson, P.C.
Salt Lake City, Utah
May 29, 2002

                               OCIS CORP.
                     (A Development Stage Company)

                            BALANCE SHEET

                               ASSETS


                                                   June 30,      March 31,
                                                      2002          2002
                                                 -----------    -----------
                                                 (Unaudited)

CURRENT ASSETS:
     Cash in bank                                    $1,040         $6,794
     Accrued interest receivable - stockholders         355            131
     Prepaid expenses                                     -          1,250
     Inventory                                       48,426         46,626
                                                 -----------    -----------
          Total Current Assets                       49,821         54,801
                                                 -----------    -----------

TOTAL ASSETS                                        $49,821        $54,801
                                                 ===========    ===========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable                                $5,653         $1,857
     Due to officer                                       -            245
     Accrued interest payable - officer                 962            354
     Note Payable - officer                          40,626         40,626
                                                  ----------    -----------
          Total Current Liabilities                  47,241         43,082
                                                  ----------    -----------

STOCKHOLDERS' EQUITY:
     Preferred stock; $.001 par value, 10,000,000
       shares authorized, no shares issued and
       outstanding                                        -              -
       Common Stock; $.001 par value, 90,000,000
       shares authorized 600,000 shares issued
       and outstanding                                  600            600
     Capital in excess of par value                  29,400         29,400
     Common stock subscribed                        (15,000)       (15,000)
     Earnings (deficit) accumulated during the
       development stage                            (12,420)        (3,281)
                                                  ----------    -----------
          Total Stockholders' Equity                  2,580         11,719
                                                  ----------    -----------

TOTAL LIABILITIES AND STOCKHOLDERS'  EQUITY         $49,821        $54,801
                                                  ==========    ===========

The accompanying notes are an integral part of these financial statements.

                              OCIS CORP.
                    (A Development Stage Company)

                       STATEMENT OF OPERATIONS



                       From Inception     From Inception     From Inception
                     (February 6, 2002) (February 6, 2002) (February 6, 2002)
                            To                 To                  To
                         June 30,           March 31,           June 30,
                           2002                2002               2002
                      -----------------  -----------------  -----------------
                         (Unaudited)                            (Unaudited)


REVENUE:                 $            -    $             -   $              -
                         --------------    ---------------   ----------------

EXPENSES:
     General and
       administrative             8,755              3,058             11,813
                         --------------    ---------------   ----------------
                                  8,755              3,058             11,813
                         --------------    ---------------   ----------------

INCOME (LOSS) FROM
  OPERATIONS                    (8,755)            (3,058)           (11,813)

OTHER INCOME
  (EXPENSE)
     Interest income                224                131                355
     Interest expense              (608)              (354)              (962)
                          -------------    ---------------   ----------------

NET INCOME (LOSS)
  BEFORE INCOME TAXES           (9,139)            (3,281)           (12,420)
     Provision for
       income taxes                   -                  -                  -
                         --------------    ---------------   ----------------

NET INCOME (LOSS)        $      (9,139)    $       (3,281)   $       (12,420)
                         ==============    ===============   ================

EARNINGS (LOSS)
  PER SHARE              $       (0.01)    $        (0.01)   $         (0.02)
                         ==============    ===============   ================

WEIGHTED NUMBER OF
  SHARES OUTSTANDING            600,000            600,000            600,000
                         ==============    ===============   ================


This accompanying notes are an integral part of these financial statements.

                               OCIS CORP.
                      (A Development Stage Company)

                    STATEMENT OF STOCKHOLDERS' EQUITY


                                                                                        Deficit
                                                                                     Accumulated
                                              Common Stock   Capital in     Common   During the
                                             --------------   Excess of      Stock  Development
                                             Shares   Amount  Par Value Subscribed        Stage
                                             -------  -------  --------- ---------- ------------

BALANCE, February 6, 2002 (inception)             -  $     -  $       - $        - $          -

Shares issued to initial stockholders for
  cash and notes receivable, February 6,
  2002 at $.05 per share                    500,000      500     24,500   (15,000)            -

Shares issued to initial stockholder for
  acquisition of inventory, February 6,
  2002 at $.05 per share                    100,000      100      4,900          -            -

Net income (loss) from February 6, 2002
  (inception) to March 31, 2002                   -        -          -          -      (3,281)
                                             -------  -------  --------- ---------- ------------

BALANCE, March 31, 2002                     600,000      600     29,400   (15,000)      (3,281)

Net income (loss) for the three months
  ended June 30, 2002 (Unaudited)                 -        -          -          -      (9,139)
                                             -------  -------  --------- ---------- ------------

BALANCE, June 30, 2002 (Unaudited)          600,000     $600    $29,400  $(15,000)    $(12,420)
                                             ======= ======== ========== ========== ============

The accompanying notes are an integral part of these financial statements.

                              OCIS CORP.
                    (A Development Stage Company)

                      STATEMENT OF CASH  FLOWS

                              From Inception  From Inception  From Inception
                               (February 6,    (February 6,    (February 6,
                                   2002)           2002)           2002)
                                     To              To              To
                                 June 30,        March 31,       June 30,
                                   2002            2002            2002
                              --------------  --------------  --------------
                               (Unaudited)                     (Unaudited)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
   Cash paid to suppliers
       and others             $      (5,754)  $      (3,206)  $      (8,960)
                               --------------  --------------  --------------
     Cash Flows (Used) by
      Operating Activities           (5,754)         (3,206)         (8,960)
                               --------------  --------------  --------------
CASH FLOW FROM INVESTING
  ACTIVITIES:                              -               -               -
                               --------------  --------------  --------------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
     Sale of common stock                  -          10,000          10,000
                               --------------  --------------  --------------
      Cash Flows Provided
       (Used) by Financing
         Activities                        -          10,000          10,000
                               --------------  --------------  --------------
NET INCREASE (DECREASE) IN
  CASH                               (5,754)           6,794           1,040
CASH - BEGINNING OF PERIOD             6,794               -               -
                               --------------  --------------  --------------
CASH - END OF PERIOD          $        1,040  $        6,794  $        1,040
                               ==============  ==============  ==============
RECONCILIATION OF NET INCOME
 (LOSS) TO NET CASH PROVIDED
  (USED) BY OPERATING
   ACTIVITIES
NET INCOME (LOSS)             $       (9,139) $       (3,281) $      (12,420)
                               --------------  --------------  -------------
Adjustment to reconcile net
 income (loss) to net cash
 provided (used) by
 operating activities
  Stock issued to acquire
   inventory                               -           5,000           5,000
  Debt issued to acquire
   inventory                               -          40,626          40,626

                              OCIS CORP.
                    (A Development Stage Company)

                      STATEMENT OF CASH  FLOWS
                            (Continued)

                              From Inception  From Inception  From Inception
                               (February 6,    (February 6,    (February 6,
                                   2002)           2002)           2002)
                                     To              To              To
                                 June 30,        March 31,       June 30,
                                   2002            2002            2002
                              --------------  --------------  --------------
                               (Unaudited)                     (Unaudited)
  Changes in assets and
   liabilities
    (Increase) in accrued
      receivable                        (224)           (131)           (355)
    (Increase) decrease in
      prepaid expenses                 1,250          (1,250)              -
    (Increase) in inventory           (1,800)        (46,626)        (48,426)
    Increase in accounts payable       3,796           1,857           5,653
    Increase (decrease)in due
      to officer                        (245)            245               -
    Increase in accrued
      interest                           608             354             962
                              --------------  --------------  --------------
         Total Adjustments             3,385              75           3,460
                              --------------  --------------  --------------
NET CASH PROVIDED (USED) BY
  OPERATING ACTIVITIES        $      (5,754)  $      (3,206)  $      (8,960)
                              ==============  ==============  ==============

The accompanying notes are an integral part of these financial statements.

                              OCIS CORP.
                      (A Development Stage Company)

                      NOTES TO FINANCIAL STATEMENTS
           (Information Subsequent to June 30, 2002 is Unaudited)

NOTE   1  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - The Company was organized under the laws of the State of Nevada on February 6, 2002 and has elected a fiscal year end of December 31st. The Company intends to engage in business operations to buy used equipment wholesale and to sell it to other dealers or to retail customers. To this end, the Company has acquired an inventory of used material handling equipment.
The Company is considered a development stage company as defined in SFAS No.
7. The Company, has at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

Net Earnings Per Share - The computation of net income (loss) per share of common stock is based on the weighted average number of shares outstanding during the period presented.

Income Taxes - Income tax expenses includes federal and state taxes currently payable and deferred taxes arising from temporary differences between income for financial reporting and income tax purposes. Due to a loss from inception, the Company has no tax liability. At this time the Company has no deferred taxes arising from temporary differences between income for financial reporting and income tax purposes.

Cash and Cash Equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. During the period ending June 30, 2002, the Company did not have non-cash investing or financing activities.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventory   -   Inventory consists of used finished product purchased for
resale and is stated at the lower of cost determined by the FIFO Method or Market. Inventory cots include those costs directly attributable to the product before sale.

Revenue recognition - The Company will recognize revenue at the time the sale of the used equipment takes place and title has transferred to the customer which occurs upon shipment. The Company has no sales to date.

                              OCIS CORP.
                      (A Development Stage Company)
                      NOTES TO FINANCIAL STATEMENTS
           (Information Subsequent to June 30, 2002 is Unaudited)

NOTE   2  -  COMMON STOCK TRANSACTIONS

The Company on February 6, 2002 sold 500,000 shares of common stock to two initial stockholders (250,000 shares to each individual) at $.05 per share for
a total amount of $25,000.    The individuals each paid $5,000 for the shares
and each entered into a promissory note for $7,500 for the remaining purchase amount. The financed amount of $15,000 for the shares purchase is being shown as common stock subscribed and is treated as a reduction of equity in the balance sheet. The notes carry simple interest at rate of 6% per annum. The principle and interest are due and payable on December 31, 2002 or on demand of holder. At June 30, 2002, the accrued interest receivable on the above was $355. Also on February 6, 2002, the Company sold 100,000 shares of it common stock at $.05 per share for a total amount of $5,000 as part of its purchase of assets as described in Note 4.

NOTE    3  -  RELATED PARTY TRANSACTIONS

An officer of the Company is providing a mailing address to the Company without charge. This service has been determined by the Company to have only nominal value. As of June 30, 2002 no compensation has been paid or accrued to any officers or directors of the Corporation because amounts are only of a nominal value.

NOTE    4  -  NOTE PAYABLE - OFFICER

At inception, the Company entered into a Purchase and Sale Agreement with the President of the Company and P.S. Enterprises, a Utah DBA of the President. Under the agreement the Company purchased material handling inventory. The purchase price of the inventory was $45,626. The Company purchased the inventory through the issuance of 100,000 shares of common stock at $.05 per share for an amount of $5,000 and a promissory note for the remaining amount of $40,626. Each inventory item purchased was valued at the lower of market value or at no more than the cost of the inventory to the President or P. S. Enterprises. The note is to be repaid in full on or before February 6, 2003 or is due and payable in full on the closing of any public offering of securities by the Company. The note is secured by the inventory purchased and the agreement states that all proceeds from the sale of the inventory purchased by the note shall be applied to the payment of the note less selling expenses. The note has simple interest at a rate of 6%. The interest is due and payable February 6, 2003 or at the time of closing of a public offering of securities by the Company. At June 30, 2002, the accrued interest payable on the above was $962.

NOTE    5  -  PROPOSED OFFERING OF COMMON STOCK

The Company is in the process of completing a Form SB-2 Registration Statement under the Securities Act of 1933. The Company is proposing to sell a minimum of 300,000 or a maximum of 600,000 shares of its common stock at $.25 per share for a total minimum of $75,000 to a total maximum of $150,000. The period of the offering to sell the common stock will be 120 days from the effective date of the Registration Statement. The officers of the Company will act as sales agents and will not be paid any commissions on the sale of the common stock. Expenses of the offering are estimated to be $25,000.

[BACK COVER PAGE]

                                 OCIS Corp.

                                 600,000 Shares
                                  Common Stock

                                   PROSPECTUS
                                  ______, 2002


No dealer, salesman or any other person has been authorized to give information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by OCIS. Neither the delivery of the prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of OCIS since the date hereof. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer in such state or jurisdiction.

                        Table of Contents
Section                                                                   Page
-------                                                                   ----
PROSPECTUS SUMMARY.........................................................  5
RISK FACTORS...............................................................  6
PLAN OF DISTRIBUTION....................................................... 10
USE OF PROCEEDS............................................................ 12
DESCRIPTION OF BUSINESS.................................................... 13
DESCRIPTION OF PROPERTY.................................................... 19
DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES................... 19
REMUNERATION OF OFFICERS AND DIRECTORS..................................... 20
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS................... 21
INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS.................. 24
DESCRIPTION OF CAPITAL STOCK............................................... 25
LITIGATION................................................................. 27
LEGALITY OF SHARES......................................................... 27
EXPERTS.................................................................... 27
ADDITIONAL INFORMATION..................................................... 27
INDEX TO FINANCIAL STATEMENTS.............................................. 29
FINANCIAL STATEMENTS.......................................................F-1

Until ___________, 2002 (120 days after the effective date of this prospectus), all dealers effecting transactions in the common stock, whether or not participating in the distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

             ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification of Officers, Directors and Others
-------------------------------------------------
The following is a brief summary of certain indemnification provisions of OCIS's certificate of incorporation and the Nevada Revised Statutes. This summary is qualified in its entirety by reference to the text thereof.

Section 78.751 of the Nevada Revised Statutes confers on a director or officer an absolute right to indemnification for expenses, including attorneys' fees, actually and reasonably incurred by him to the extent he is successful on the merits or otherwise in defense of any action, suit, or proceeding. This section also entitles a director or officer to partial indemnification against expenses to the extent that he has been successful in defending any claim, issue, or matter asserted in such proceeding. The Nevada Revised Statutes indemnification section further permits the corporation to indemnify officers and directors in circumstances where indemnification is not mandated by the statute and certain statutory standards are satisfied.

The Nevada Revised Statutes expressly make indemnification contingent upon a determination that indemnification is proper in the circumstances. Such determination must be made by the board of directors, the shareholders, or independent legal counsel. The Nevada Revised Statutes also permit a corporation, in its articles of incorporation, bylaws, or an agreement, to pay attorneys' fees and other litigation expenses on behalf of a corporate official in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of the corporate official to repay such expenses to the corporation if it is ultimately determined that he is not entitled to be indemnified by the corporation. The corporation may also purchase and maintain insurance to provide indemnification.

The Nevada Revised Statutes also provide that indemnification authorized by the statute is not exclusive of, but is in addition to, indemnification rights granted under a corporation's articles of incorporation, an agreement, or pursuant to a vote of shareholders or disinterested directors.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to Section 78.751 of the Nevada Revised Statues. OCIS's articles of incorporation and bylaws contain specific provisions relating to indemnification of directors, officers, employees, and/or agents of OCIS, which provide that OCIS will indemnify our officers and directors to the full extent permitted by the above referenced statute.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered), OCIS will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by OCIS is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

            ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses(*) to OCIS in connection with the offering described in the registration statement:

  Registration Fee............................................$    13.80*
  Accounting Fees and Expenses................................  2,000.00*
  Legal Fees and Expenses..................................... 18,486.00*
  Blue Sky Fees...............................................  2,500.00*
  Printing and Engraving......................................  1,000.00*
  Transfer Agent Fees.........................................  1,000.00*
                                                                  ------
  Total Expenses..............................................$25,000.80
                                                                  ======
(*)  All figures are estimates.

            ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES


OCIS has issued shares to three individuals related to our formation and the purchase of initial inventory. We issued 250,000 shares each to Jeff Holmes and Kirk Blosch for total consideration of $12,500 each. The consideration consisted of $5,000 cash and a promissory note for $7,500 each. The shares were issued when they formed OCIS on February 6, 2002. Also on February 6, 2002, OCIS issued 100,000 shares to our president, Brent Schlesinger, as part of the purchase price of our initial inventory. The shares were valued, solely for purposes of the inventory purchase, at $5,000. All shares issued were common stock. The securities issued in the foregoing transactions were issued in reliance on the exemption from registration and the prospectus delivery requirements of the Securities Act of 1933, as amended (the "Securities Act"), set forth in Section 3(b) and/or Section 4(2) of the Securities Act and the regulations promulgated thereunder. Two of the shareholders are accredited investors and received their shares on the formation of OCIS. The third shareholder received his shares in relation to our purchase of inventory . He is now the president of OCIS. No form of solicitation was used in the purchase of the shares of common stock. All parties new each other prior to forming the business.


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                        ITEM 27.  EXHIBITS

Copies of the following documents have been included as exhibits to this amended registration statement, pursuant to Item 601 of Regulation S-B.

         SEC
Exhibit  Reference
No.      No.        Title of Document                          Location
-------  ---------  -----------------                          --------

3.   Certificate of Incorporation and Bylaws

 3.01    3(i)       Articles of Incorporation                 Prior Filing

 3.02    3(ii)      Bylaws                                    Prior Filing

4.   Instruments defining the rights of holders

 4.01    4          Specimen Stock Certificate                Prior Filing

 5.01    5          Opinion of Victor D. Schwarz, LLC
                    Attorneys at Law                          This Filing

10.  Material Contracts
 10.01  10         Asset Purchase Agreement                   This Filing
 10.02  10         Addendum to Asset Purchase Agreement       This Filing
 10.03  10         Form of Proceeds Escrow Agreement          This Filing
 10.04  10         Promissory Note-Holmes                     This Filing
 10.05  10         Promissory Note-Blosch                     This Filing
 10.06  10         Promissory Note-Asset Purchase             This Filing

23.  Consents of Experts and Counsel
 23.01   23         Consent of Victor D. Schwarz, LLC,
                    Attorneys at Law                          See Exhibit
                                                              5.01

 23.02   23         Consent of Dave Thomson,                  This filing
                    Certified Public Accountants
24.  Powers of Attorney
 24.01     Powers of Attorney are included on signature page(3)

    Exhibits listed as being filed in a prior filing were filed in the initial SB-2 filing, file number 333-91436.

    All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing.

     (b) Financial Statement Schedules

     All schedules are omitted because they are not applicable or because the required information is included in the financial statements or notes thereto.

                      ITEM 28.  UNDERTAKINGS

The undersigned Registrant hereby undertakes that it will:

  (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change to the information in the registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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

  (2) For the purpose of determining liability under the Securities Act, each post-effective amendment will be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be the initial bona fide offering.

  (3) If, applicable, file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the city of Ogden, State of Utah, on 20th day of September, 2002.

                                       OCIS Corp.



                                       By: /s/
                                         -------------------------------
                                          Brent W. Schlesinger, President
                                          Principal Accounting Officer


Pursuant to the requirements of the Securities Act of 1933, as amended, this amended registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                         Title                      Date
---------                         -----                      ----

/s/
--------------------
Brent W. Schlesinger              Director,                 September 20, 2002
                                  Chief Executive Officer,
                                  Principal Accounting Officer

/s/
--------------------              Director, Secretary       September 20, 2002
Kirk Blosch


/s/
--------------------             Director                   September 02, 2002
Jeff W. Holmes